UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 25, 2020 (March 24, 2020)
Date of Report (Date of earliest event reported)

Exact name of registrant as specified in its charter
State or other jurisdiction of incorporation or organization
Commission	Address of principal executive offices	IRS Employer
File Number	Registrant’s telephone number, including area code	Identification No.

001-14881	BERKSHIRE HATHAWAY ENERGY COMPANY	94-2213782
(An Iowa Corporation)
666 Grand Avenue, Suite 500
Des Moines, Iowa 50309-2580
515-242-4300

N/A
(Former name or former address, if changed from last report)

____________________________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Registrant	Securities registered pursuant to Section 12(b) of the Act:
BERKSHIRE HATHAWAY ENERGY COMPANY	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Berkshire Hathaway Energy Company (the "Company") completed the sale of $1.25 billion in aggregate principal amount of its 4.050% Senior Notes due 2025 (the "Notes") on March 24, 2020. The sale was exempt from the registration requirements under the Securities Act of 1933, as amended. The net proceeds will be used to refinance a portion of the Company’s short-term indebtedness and for general corporate purposes.

The Notes will be redeemable prior to maturity, in whole or in part, at the Company’s option, at any time or from time to time prior to March 15, 2025 (the "Par Call Date") at a redemption price equal to the sum of (a) the greater of (i) 100% of the aggregate principal amount of the Notes of such series to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if such Notes matured on the Par Call Date (not including any portion of such payments of interest accrued to the redemption date), computed by discounting such payments, in each case to, but not including, the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 50 basis points, and (b) accrued interest on the principal amount thereof to, but not including, the redemption date.

On or after the Par Call Date, the Company may redeem all or any part of the Notes, at the Company's option, at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest thereon to, but not including, the redemption date.

The Notes were issued pursuant to a Fourteenth Supplemental Indenture, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the "Trustee"), dated as of March 24, 2020 (the "Fourteenth Supplemental Indenture"). The Fourteenth Supplemental Indenture further supplements that certain Indenture (the "Initial Indenture"), dated as of October 4, 2002 (as amended and supplemented, the "Base Indenture"), between the Company and the Trustee. The Notes are subject to the terms of the Base Indenture as supplemented by the Fourteenth Supplemental Indenture, including, without limitation, the provisions relating to "Events of Default" and the acceleration of the Notes upon the occurrence of an Event of Default.

In general, an Event of Default includes any of the following events: (i) a default by the Company as to the payment of any amounts (i.e., any principal, interest or premium) payable under the Notes when due; (ii) any default in the performance, or breach, of any covenant, agreement or warranty of the Company contained in the Base Indenture which continues for 30 days after written notice thereof is given to the Company by the Trustee or to the Company and the Trustee by the holders of a majority of the aggregate principal amount of all series of senior debt securities (including the Notes) outstanding under the Base Indenture, as amended, modified and supplemented from time to time; (iii) a default on any other indebtedness of the Company or certain of its subsidiaries (other than indebtedness that is non-recourse to the Company and its assets) if either (A) such default results from the failure to pay more than $100 million of such indebtedness when due (after the expiration of any applicable grace period) or (B) as a result of such default, the maturity of such indebtedness is accelerated and such default is not timely cured and such acceleration is not rescinded and the aggregate principal amount of such indebtedness, together with the aggregate principal amount of any other indebtedness of the Company and certain of its subsidiaries (other than indebtedness that is non-recourse to the Company and its assets) that is then in default is $100 million or more; (iv) the entry by a court of one or more judgments or orders against the Company or any of certain of its subsidiaries for the payment of more than $100 million (excluding any amount thereof that is covered by insurance or any bond written by an entity that is not affiliated with the Company and any amount that is non-recourse to the Company and its assets), which judgment is not vacated, discharged or stayed within 60 days after entry thereof; and (v) the bankruptcy or insolvency of the Company or any of certain of its subsidiaries.

The foregoing discussion of the Notes, the Base Indenture and the Fourteenth Supplemental Indenture is qualified in its entirety by reference to: (i) the Initial Indenture and any supplemental indentures previously filed with the United States Securities and Exchange Commission ("SEC") and (ii) the Fourteenth Supplemental Indenture, a copy of which is attached hereto as Exhibit 4.1 and incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.1
Fourteenth Supplemental Indenture, dated as of March 24, 2020, by and between Berkshire Hathaway Energy Company and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to the 4.050% Senior Notes due 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERKSHIRE HATHAWAY ENERGY COMPANY
Date: March 25, 2020
/s/ Calvin D. Haack
Calvin D. Haack
Senior Vice President and Chief Financial Officer

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